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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Efficient Networks, Inc.


We consent to the use of our reports incorporated by reference herein dated July 6, 1999, except as to note 13 which is as of July 20, 1999, relating to the consolidated balance sheets of Efficient Networks, Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1999, which reports appear in the Efficient Networks, Inc. Registration Statement on Form S-1 declared effective by the Commission on February 2, 2000.

                                                KPMG LLP

                                                /s/ KPMG LLP

Dallas, Texas
March 22, 2000